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                                                                    EXHIBIT 10.3

                                    AMENDMENT
                                       TO
                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

         This amendment ("Amendment") is entered into as of February 7, 2003 (the "Effective Date") by and between Novatel Wireless, Inc. ("Novatel Wireless"), on the one hand, and Sanmina-SCI Corporation and Sanmina Canada ULC, on the other hand (collectively, "Sanmina" and together with Novatel Wireless, the "Parties"). The exhibits to this Amendment are hereby incorporated into and made a part of this Amendment and this Amendment is hereby incorporated into, made a part of, and shall be read in conjunction with the Agreement (as defined below). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Agreement.

                                       I.
                                    RECITALS

         WHEREAS, the Parties are party to that certain Settlement Agreement and Mutual General Release dated January 12, 2002 (the "Agreement"); and

         WHEREAS, pursuant to Section II M of the Agreement, the Parties now desire to amend and supplement the Agreement only to the extent expressly set forth herein.

                                       II.
                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. The Inventory Period (as defined in Section II A 4 of the Agreement) is hereby extended until March 30, 2004.

Section 2. Section II A 4(c) to the Agreement is hereby deleted in its entirety and replaced with the following:

         Commencing on January 13, 2003 and continuing bi-weekly thereafter (January 27, 2003, February 10, 2003, etc.), subject to the provisions of Section 4(g), Novatel Wireless shall pay to Sanmina $125,000 (the "Base Payment") in satisfaction of the Inventory Purchase Commitment, provided that Novatel Wireless has not earlier satisfied the Inventory Purchase Commitment giving effect to any reductions then pending pursuant to Section 4(e) and provided further that Novatel Wireless shall have satisfied the Inventory Purchase Commitment prior to March 30, 2004. In addition to the foregoing, until Novatel Wireless has received gross proceeds of at least $2,500,000 in additional capital from investors (the "First Tranche"), Novatel Wireless shall make an additional bi-weekly payment to Sanmina in the amount of $40,000 (the "Additional Payment"). For the avoidance of doubt, the obligation of Novatel Wireless to make an Additional Payment to Sanmina shall cease upon consummation of the First Tranche, provided however that in the event that Novatel Wireless has not received aggregate gross proceeds of at least $5,000,000 in additional

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         capital (including any amounts received in the First Tranche) by April
         30, 2003, then Novatel Wireless shall recommence making the Additional Payment to Sanmina until the earlier to occur of Novatel Wireless' receipt of such aggregate gross proceeds or Novatel Wireless' satisfaction of the Inventory Purchase Commitment.

Section 3. The following sections shall be added to the Agreement:

         Section II A 4 (j). Until such time as Novatel Wireless has satisfied all its obligations under this Agreement, Novatel Wireless shall pay to Sanmina an amount equal to 20% of the net proceeds that Novatel Wireless receives from any equity or other financing (a "Financing Payment") within five business days following the closing of such financing, it being agreed that draws by Novatel Wireless under its credit facility shall not trigger a Financing Payment. The dollar amount of all Additional Payments made to Sanmina prior to the subject financing shall reduce, dollar for dollar, the required amount of the applicable Financing Payment due to Sanmina, if any.

         Section II A 4 (k). In the event that Novatel Wireless' quarterly earnings before taking into account interest, taxes, depreciation and amoritization ("EBITDA") exceed $450,000, Novatel shall pay to Sanmina, within fifteen business days after the end of the fiscal quarter, an amount equal to 50% of the amount by which such quarterly EBITDA exceeds $450,000 (such payment, an "EBITDA Payment"). Any EBITDA Payment hereunder shall be in addition to Novatel Wireless' obligation to make Base Payments and Additional Payments to Sanmina.

         Section II A 4 (l). In the event that Novatel Wireless pays in cash or cash equivalents more than $140,000 total in any fiscal quarter toward satisfaction of the Preexisting Payables (as defined below) while any amounts remain due to Sanmina in respect of the Inventory Purchase Commitment, Novatel Wireless shall pay to Sanmina, within fifteen business days after the end of the fiscal quarter, an amount equal to 100% of the dollar amounts paid in excess of $ 140,000 in satisfaction of the Preexisting Payables. "Preexisting Payables" means the Novatel Wireless accounts payable collectively listed on Exhibit A hereto. In the event that Novatel Wireless pays in cash or cash equivalents more than $100,000 total in any fiscal quarter toward satisfaction of the Preexisting Payables related to Latham & Watkins, Freshfields, and Steven Sherman ("Selected Payables") while any amounts remain due to Sanmina in respect of the Inventory Purchase Commitment, Novatel Wireless shall pay to Sanmina, within fifteen business days after the end of the fiscal quarter, an amount equal to 100% of the dollar amounts paid in excess of $100,000 in satisfaction of the Selected Payables.

         Section II A 4(m). In the event that in a given fiscal quarter, (i) Novatel Wireless' reported revenue is less than the "Cumulative YTD 2003 Revenue Amounts Novatel Wireless Must Reach to Avoid 15% Trigger" set forth on Exhibit B hereto or (ii) Novatel Wireless believes (or makes any announcement) that its reported revenue will be less than the "Cumulative YTD 2003 Revenue Amounts Novatel Wireless Must Reach to Avoid 15% Trigger" set forth on Exhibit B hereto [(i) and (ii) above referred to as "Triggering Events,"] Novatel Wireless shall immediately increase the Base Payment, until the Inventory Purchase Commitment is paid in full, to the greater of $225,000 or 25% of the aggregate dollar amounts paid to other Novatel Wireless creditors during such biweekly period immediately preceding the Triggering Event excluding from such calculation amounts paid to Novatel Wireless employees and Novatel Wireless landlords.

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         Section II A 4(n). In the event that Novatel Wireless has not received at least $2,500,000 in gross equity or debt proceeds by March 31, 2003, and has not paid to Sanmina at least $2,000,000 during 2003 and prior to March 31, 2003, then Sanmina shall have the right to declare a default under the Agreement and any amounts then owing to Sanmina under the Agreement shall then become due and payable. In the event that Novatel Wireless has not received at least $5,000,000 in gross equity or debt proceeds by July 31, 2003, and Novatel Wireless has not paid to Sanmina during 2003 a total of $3,000,000, Sanmina shall have the right to declare a default under the Agreement and any amounts then owing to Sanmina under the Agreement shall then become due and payable.

         Section II A 4(o). In the event that Novatel Wireless increases in any given quarter the aggregate salaries of its employees by more than $50,000 over the aggregate salaries payable as of February 7, 2003 or in the event that Novatel Wireless awards employees cash bonuses in any given quarter that total (when combined with any salary increases in such quarter) more than $50,000, it shall, make an additional payment to Sanmina in an amount equal to 25% of the amounts paid in excess of $50,000.

         Section II A 4(p). In the event that (i) Silicon Valley Bank declares Novatel Wireless in default of its obligations under that certain loan agreement by and between Novatel Wireless and Silicon Valley Bank dated November 29, 2001, as amended (the "SVB Agreement") and such default is not cured or waived according to the terms of the SVB Agreement, or
         (ii) in the event the SVB Agreement is terminated for any reason and not replaced by another agreement (a) containing terms and conditions no more burdensome than the SVB Agreement and (b) requiring a cash outflow less than or equal to that required under the SVB Agreement or
         (iii) the credit line under the SVB Agreement is increased to more than $5,000,000, Sanmina shall have the right to accelerate all payments due hereunder.

         Section II A 4(q). In the event that Novatel Wireless pays Barney & Barney, Imperial Premium Finance or any other designated financing conduit (collectively "Barney & Barney"), on account of existing invoices more than 7 calendar days prior to the due date with respect to the amount invoiced, then Novatel Wireless shall pay to Sanmina an amount equal to 100% of the dollar amount of the applicable pre-paid Barney & Barney invoice.

Section 4. Commencing on the date hereof, Novatel Wireless shall begin to provide to Sanmina (i) all monthly cash flow, P&L, balance sheets, sales forecasts or other financial information which it provides to (i) its board of directors, (ii) Silicon Valley bank, (iii) the SEC or (iv) other creditors. Novatel Wireless shall advise Sanmina in the event it has reason to believe that its actual sales in any given quarter will be less than 85% of the applicable sales forecast set forth on Exhibit B hereto. In addition, Novatel shall provide to Sanmina, within two business days of any request by Sanmina, such other documents as Sanmina shall request to ensure compliance with this Agreement, including but not limited to payroll information and accounts payable information (aging reports).

Section 5. To the best knowledge of Novatel Wireless' knowledge following due inquiry, as of the Effective Date, Novatel Wireless owes no amount of money to any creditor, excluding Sanmina, other than as reflected in the aging schedule attached hereto as Exhibit C.

Section 6. On the Effective Date, Novatel Wireless shall issue to Sanmina warrants to purchase 150,000 shares of Novatel Wireless' common stock, $0.001 par value per share (the "Warrants").

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The Warrants shall expire on the fifth anniversary hereof and shall be excersiseable as of the first anniversary hereof. The exercise price of the Warrants shall be the five-day trailing average closing bid price on the Effective Date of Novatel Wireless' common stock listed on The Nasdaq National Market and the Warrants shall be exerciseable by means of a net exercise. The form of the Warrants shall be attached hereto as Exhibit D. Novatel shall grant Sanmina registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants. Such registration rights shall be granted on the same terms as those granted in conjunction with Novatel's current equity financing transaction.

Section 7. Except as otherwise expressly set forth herein, the Agreement shall remain in full force and effect. The Obligation, as amended, continues to be secured by the property granted as security in the Agreement.

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In witness whereof, the authorized representatives of the Parties have executed this Amendment on the date first set forth above.

NOVATEL WIRELESS, INC.

By:      /S/ Melvin L. Flowers
   ------------------------------------
       Melvin L. Flowers

Its: Senior Vice President, Finance and
        Chief Financial Officer

SANMINA-SCI CORPORATION

By:  /S/ Steven H. Jackman
   ------------------------------------
        Steven H. Jackman

Its: Vice President and Corporate Counsel

SANMINA CANADA ULC

By: /S/ Steven H. Jackman
   ------------------------------------
       Steven H. Jackman

Its: Vice President and Corporate Counsel

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                                    EXHIBIT A

                              Preexisting Payables

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                                    EXHIBIT B

                                    FORECAST

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                                    EXHIBIT C

                                 AGING SCHEDULE

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                                    EXHIBIT D

                                 FORM OF WARRANT

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